Exhibit 99(a)

                                                    News Release
First Commerce Corporation
New Orleans, Louisiana


                           APRIL 16, 1998



CONTACTS:                            MICHAEL A. FLICK (504) 623-1492

                                     HOLLY E. HOBSON (504) 623-2917



           FIRST COMMERCE ANNOUNCES FIRST QUARTER EARNINGS


New Orleans - First Commerce Corporation (NASDAQ - FCOM) announced today that its net income for the first quarter was $30.8 million, or
$.75 per diluted share.  Diluted earnings per share were $.73 in last year's first quarter and $.79 in the fourth quarter of 1997.
     Key items from 1998's first quarter:
     * Net interest income (FTE) was $97.4 million in the first quarter, $96.4 million in the fourth quarter of 1997 and $97.6
       million in 1997's first quarter.   Continued loan growth was the
       leading contributor to the increase in net interest income from the fourth quarter, while lower short-term borrowings improved the funding mix. There was no growth in net interest income from the first quarter of 1997 because of the $300 million credit card loan securitization in the third quarter of 1997; that securitization shifted net interest income to revenue that is classified as noninterest income.
     * The net interest margin was 4.51% in the first quarter, 5 basis points higher than 1997's fourth quarter. A higher yield on loans contributed to the improvement, while the cost of funds remained the same. The decrease from 4.70% in last year's first quarter was principally due to the securitization in 1997's third quarter.
     * Total net charge-offs of $11.7 million in the first quarter represent a decrease of 11% from last year's first quarter and an increase of 20% from last year's fourth quarter. The increase in net charge-offs from fourth quarter 1997 was primarily due to net charge-offs of $1.5 million in commercial and commercial real estate loans, of which $1.2 million was attributable to one fully reserved credit, versus net recoveries in both prior periods. Net charge-offs of managed credit card loans were $10.6 million, or 4.58% of average loans, in the first quarter, compared to $10.7 million, or 4.77% of average loans, in the fourth quarter and $9.0 million, or 4.40%, in last year's first quarter. The provision for loan losses was $9.5 million for the first quarter, compared to $8.6 million in the fourth quarter of 1997 and $13.2 million in 1997's first quarter.
     * Noninterest income was $47.7 million in the first quarter, $50.3 million for the fourth quarter of 1997 and $43.6 million in 1997's first quarter. The comparison between the first and fourth quarters is impacted by seasonal influences, which generally lead to peak levels of credit card and deposit fees in the fourth quarter and lower levels in the first quarter. The credit card securitization in the third quarter of 1997 affects a comparison of both first quarters due to the addition of a noninterest income line item, securitization revenue. Excluding the impact of securitization, noninterest income was up 6% from last year's first quarter. Almost all categories experienced growth, with the most significant increases in credit card and trust fee income. The lower level of deposit fees reflected First Commerce's customer retention strategy.
     * Operating expenses were $88.1 million in the first quarter, compared with $88.8 million and $82.8 million in 1997's fourth quarter and first quarter, respectively. Lower professional fees contributed to the decrease from the fourth quarter of 1997. Annual raises and incentive pay contributed to the increase between the first quarters of 1997 and 1998.
     Average managed loans totaled $6.7 billion in the first quarter, 9% higher than 1997's first quarter and 2% higher than last quarter.
The largest increases were in credit card loans and commercial loans. Average deposits grew 3% from 1997's fourth quarter, while average core deposits were up 4%; both were up 5% from last year's first quarter. Total assets were $9.5 billion at March 31, 1998, and deposits were $7.7 billion. The leverage ratio was 8.65% at the end of the first quarter.
     First Commerce Corporation is a New Orleans-based bank holding company operating six Louisiana banks in Alexandria, Baton Rouge, Lafayette, Lake Charles, Monroe and New Orleans.
     On October 20, 1997, First Commerce entered into a merger agreement with BANC ONE CORPORATION. The merger is expected to be completed in the second quarter of 1998 after approvals by shareholders and regulators are received.



                FIRST  COMMERCE  CORPORATION  AND  SUBSIDIARIES
                            FINANCIAL HIGHLIGHTS

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                                                            First         First
                                                           Quarter       Quarter
 (dollars in thousands, except per share data)              1998          1997
------------------------------------------------------- ------------ ------------
 INCOME DATA
      Net interest income                               $    95,426  $    95,833
      Net interest income (tax equivalent)              $    97,430  $    97,592
      Provision for loan losses                         $     9,510  $    13,225
      Other income (exclusive of investment securities
         transactions)                                  $    47,711  $    43,545
      Investment securities transactions                $        23  $        23
      Operating expense                                 $    88,105  $    82,842
      Net income                                        $    30,760  $    29,020
------------------------------------------------------- ------------ ------------
 AVERAGE BALANCE SHEET DATA
      Loans - reported                                  $ 6,444,805  $ 6,206,007
      Loans - managed(a)                                $ 6,744,805  $ 6,206,007
      Securities                                        $ 2,106,250  $ 2,137,468
      Earning assets                                    $ 8,732,211  $ 8,400,237
      Total assets                                      $ 9,444,932  $ 9,082,650
      Deposits                                          $ 7,717,055  $ 7,372,870
      Long-term debt                                    $   387,564  $   257,275
      Stockholders' equity                              $   838,086  $   723,937
------------------------------------------------------- ------------ ------------
 PER COMMON SHARE DATA
      Net income - diluted                              $      0.75  $      0.73
      Net income - basic                                $      0.78  $      0.75
      Book value (end of period)                        $     21.80  $     18.58
      Closing stock price                               $     85.75  $     40.50
      Cash dividends                                    $      0.40  $      0.40
------------------------------------------------------- ------------ ------------
 RATIOS
      Net income as a percent of:
         Average assets                                        1.32%        1.30%
         Average total equity                                 14.88%       16.26%
      Net interest income (tax equivalent) as
         a percent of average earning assets                   4.51%        4.70%
      Average loans as a percent of average deposits          83.51%       84.17%
      Operating expense less other income
         (excluding investment securities transactions)
         as a percent of average earning assets                1.88%        1.90%
      Operating expense as a percent of
         total revenue (tax equivalent and excluding
         investment securities transactions)                  60.70%       58.70%
      Other income (excluding investment securities
         transactions) as a percent of total revenue          32.87%       30.85%
      Allowance for loan losses as a percent of
         loans, at end of period                               1.26%        1.31%
      Nonperforming assets as a percent of
         loans plus foreclosed assets, at end of period        0.57%        0.59%
      Stockholders' equity as a percent
         of total assets, at end of period                     9.10%        7.79%
      Leverage ratio at end of period                          8.65%        7.70%
------------------------------------------------------- ------------ ------------
(a)Managed portfolio represents the owned loan portfolio plus the securitized credit card receivables.

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